UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 28, 2006 (April 25, 2006)

Inhibitex, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-50772	74-2708737

(State or Other Jurisdiction	(Commission File	(IRS Employee
of Incorporation)	Number)	Identification No.)

9005 Westside Parkway
Alpharetta, GA		30004

(Address of Principal		(Zip Code)
Executive Offices)
(678) 746-1100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Agreement
On April 25, 2006 Inhibitex, Inc, (“Inhibitex”) provided written notification to Nabi BioPharmaceuticals (“Nabi”) that it was terminating the Production Agreement (the “Agreement”) originally dated December 5, 2001 and as amended to date. The purpose of the Agreement was for Nabi to contract manufacture the donor-selected immune globulin form of Veronate that Inhibitex used as clinical trial material for its Veronate program. Inhibitex terminated the Agreement pursuant to Section 15.2 (b), which provides, among other things, that Inhibitex can terminate the Agreement, with immediate effect, if it decides to cancel substantially all further activity towards approval of the form of Veronate manufactured by Nabi. On April 28, 2006 the company announced that it did not foresee performing additional clinical trials in very low birth weight infants with its current donor-selected immune globulin form of Veronate manufactured by Nabi, based on the results of the Phase III trial for Veronate.
On April 26, 2006 Nabi invoiced Inhibitex for approximately $3.3 million for such cancellation penalties associated with forecasted future production that Nabi contends are due as a result of the termination. Inhibitex does not believe that termination will result in any material penalties.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inhibitex, Inc. (Registrant)

Date: April 28, 2006	By:	/s/ Russell H. Plumb

Russell H. Plumb, Vice President/Chief Financial Officer